Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Sonder Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Sonder Holdings Inc. and subsidiaries (Sonder) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Sonder as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of Sonder’s management. Our responsibility is to express an opinion on Sonder’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Sonder in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Sonder is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of Sonder’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 28, 2022
We have served as Sonder’s auditor since 2019.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and par value information)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$69,726	$121,467
Restricted cash	215	1,641
Accounts receivable, net of allowance of $4,127 and $2,570 at December 31, 2021 and 2020, respectively	4,638	1,774
Prepaid rent	2,957	9,907
Prepaid expenses	5,029	3,112
Other current assets	16,416	8,375
Total current assets	98,981	146,276
Property and equipment, net	27,461	24,204
Other non-current assets	22,037	7,041
Total assets	$148,479	$177,521
Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Accounts payable	$19,096	$10,915
Accrued liabilities	19,557	8,248
Sales tax payable	8,412	6,880
Deferred revenue	18,811	10,203
Current portion of long-term debt	13,116	17,038
Convertible notes	184,636	—
Other current liabilities	—	917
Total current liabilities	263,628	54,201
Deferred rent	66,132	28,760
Long-term debt	10,736	25,022
Other non-current liabilities	3,906	2,935
Total liabilities	344,402	110,918
Commitments and contingencies (Note 10)
Mezzanine equity:
Redeemable convertible preferred stock, 173,803,110 and 159,303,110 shares authorized at December 31, 2021 and 2020, respectively; 75,767,082 and 75,664,679 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $529,938 and $528,837 at December 31, 2021 and 2020, respectively	518,750	517,730
Exchangeable preferred stock, 12,675,029 and 12,675,029 shares authorized at December 31, 2021 and 2020, respectively; 12,570,228 and 12,579,755 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $49,733 and $49,741 at December 31, 2021 and 2020, respectively	49,733	49,733
Total mezzanine equity	568,483	567,463
Stockholders’ deficit:
Common stock, $0.000001 par value—143,234,881 and 128,734,881 shares authorized at December 31, 2021 and 2020, respectively; 8,683,246 and 7,169,758 shares issued and outstanding at December 31, 2021 and 2020, respectively	1	1
Exchangeable AA stock, 22,517,608 and 22,517,608 shares authorized at December 31, 2021 and 2020, respectively; 9,421,190 and 9,437,358 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	43,106	13,898
Cumulative translation adjustment	7,299	5,666
Accumulated deficit	(814,812)	(520,425)
Total stockholders’ deficit	(764,406)	(500,860)
Total liabilities, mezzanine equity, and stockholders’ deficit	$148,479	$177,521
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except number of shares information)

	Years Ended December 31,
	2021	2020
Revenue	$232,944	$115,678
Costs and expenses
Cost of revenue (excluding depreciation and amortization)	201,445	136,995
Operations and support	142,728	115,072
General and administrative	106,135	77,033
Research and development	19,091	17,552
Sales and marketing	23,490	12,848
Total costs and expenses	492,889	359,500
Loss from operations	(259,945)	(243,822)
Interest expense, net and other (income) expense, net:
Interest expense, net	44,090	6,402
Other (income) expense, net	(9,890)	(231)
Total interest expense, net and other (income) expense, net	34,200	6,171
Loss before income taxes	(294,145)	(249,993)
Provision for income taxes	242	323
Net loss	(294,387)	(250,316)
Net loss per share attributable to common stock holders
Net loss per share, basic and diluted	$(36.74)	$(39.98)
Weighted average shares outstanding of common stock, basic and diluted	8,011,660	6,261,247
Other comprehensive loss:
Net loss	(294,387)	(250,316)
Change in foreign currency translation adjustment	1,633	(740)
Comprehensive loss	$(292,754)	$(251,056)
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
(In thousands, except number of shares and par amount information)

	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable AA Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Par Amount	Shares	Amount
Balances as of December 31, 2019	56,753,734	$314,967	12,159,185	$45,203	5,705,570	$1	9,842,579	$—	$5,032	$6,406	$(270,109)	$(258,670)
Series D Redeemable convertible Preferred Stock extension round	47,637	$594	—	—	—	—	—	—	—	—	—	—
Issuance of Series E Redeemable Convertible Preferred Stock, net of issuance costs	18,863,308	202,169	—	—	—	—	—	—	—	—	—	—
Issuance of Exchangeable Series E Preferred Stock, net of issuance costs	—	—	420,570	4,530	—	—	—	—	—	—	—	—
Exchange of Series AA Special Voting shares for common stock	—	—	—	—	405,221	—	(405,221)	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	1,058,967	—	—	—	1,643	—	—	1,643
Stock-based compensation	—	—	—	—	—	—	—	—	7,223	—	—	7,223
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(250,316)	(250,316)
Other comprehensive income (loss)	—	—	—	—	—	—	—	—	—	(740)	—	(740)
Balances as of December 31, 2020	75,664,679	$517,730	12,579,755	$49,733	7,169,758	1	9,437,358	—	13,898	5,666	(520,425)	(500,860)
Exchange of Series Voting Series AA Common to Common Stock	—	—	—	—	16,168	—	(16,168)	—	—	—	—	—
Exchange of Exchangeable Preferred Stock to Convertible Preferred Stock	9,527	—	(9,527)	—	—	—	—	—	—	—	—	—
Issuance of Series E Convertible Preferred Stock, net of issuance costs	92,876	1,020	—	—	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	—	—	56,075	—	—	—	120	—	—	120
Issuance of common stock upon exercise of stock options	—	—	—	—	1,441,245	—	—	—	3,841	—	—	3,841
Stock-based compensation	—	—	—	—	—	—	—	—	25,247	—	—	25,247
Components of comprehensive loss:												—
Net loss	—	—	—	—	—	—	—	—	—	—	(294,387)	(294,387)
Other comprehensive income (loss)	—	—	—	—	—	—	—	—	—	1,633	—	1,633
Balances as of December 31, 2021	75,767,082	$518,750	12,570,228	$49,733	8,683,246	$1	9,421,190	$—	$43,106	$7,299	$(814,812)	$(764,406)
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(294,387)	$(250,316)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,714	16,969
Stock-based compensation	25,247	7,223
Bad debt expense	142	2,567
Write-off of capital assets	668	3,782
Straight-line rent	37,525	1,821
Unrealized (gain) loss on foreign currency transactions	2,387	(245)
Amortization of debt issuance costs	2,378	716
Amortization of debt discounts	35,067	—
Change in fair value of share-settle redemption feature	(14,834)	—
Change in fair value of warrants, net	2,148	26
Other adjustments to net loss	—	(14)
Changes in operating assets and liabilities:
Accounts receivable	(3,067)	1,681
Prepaid rent	6,922	4,121
Prepaid expenses	(1,931)	552
Other current assets	(7,930)	(5,058)
Other non-current assets	(15,081)	1,193
Accounts payable	8,199	3,668
Accrued liabilities	10,762	(590)
Sales tax payable	1,366	2,062
Deferred revenue	8,643	4,841
Other current liabilities	(223)	237
Other non-current liabilities	(1,106)	2,262
Net cash used in operating activities	(179,391)	(202,502)
Cash flows from investing activities
Purchases of property and equipment	(16,161)	(12,247)
Development of internal-use software	(5,426)	(2,603)
Net cash used in investing activities	(21,587)	(14,850)
Cash flows from financing activities
Repayment of debt	(18,776)	(6,741)
Proceeds from debt financing	165,000	25,000
Debt financing costs	(2,634)	(634)
Proceeds from exercise of stock options	3,841	1,643
Exercise of common stock warrants	120	—
Issuance of redeemable convertible preferred stock, net	1,020	207,293
Net cash provided by financing activities	148,571	226,561
Effects of foreign exchange on cash	(760)	(347)
Net change in cash, cash equivalents, and restricted cash	(53,167)	8,862
Cash, cash equivalents, and restricted cash at the beginning of year	123,108	114,246
Cash, cash equivalents, and restricted cash at the end of year	$69,941	$123,108
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for income taxes during the year	$300	$100
Cash paid for interest during the year	4,550	5,428
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$69,726	$121,467
Restricted cash	215	1,641
Total cash, cash equivalents, and restricted cash	$69,941	$123,108
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Description of Business
Company and Background
Sonder Holdings Inc. is headquartered in San Francisco, California, and together with its wholly owned subsidiaries (collectively, Sonder) provides short and long-term accommodations to travelers in various cities across North America, Europe and the Middle East. The Sonder units in each multi-family building and each hotel property are selected, designed and managed directly by Sonder.
On January 18, 2022, Sonder consummated the previously announced Business Combination by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc. (“First Merger Sub”), a direct, wholly-owned subsidiary of Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), and Sonder Holdings Inc. Refer to Note 18. Subsequent events for details of the transaction.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP, U.S. GAAP, or generally accepted accounting principles). The consolidated financial statements include the accounts of Sonder Holdings Inc., its wholly owned subsidiaries, and one variable interest entity (VIE) for which it is the primary beneficiary in accordance with consolidation accounting guidance. All intercompany balances and transactions have been eliminated in consolidation. The functional and the reporting currency of Sonder is the U.S. dollar.
Sonder consolidates its VIE in which it holds a variable interest and is the primary beneficiary. Sonder is the primary beneficiary when it (1) has the power to direct the activities that most significantly impact the economic performance of this VIE and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to this VIE. As a result, Sonder consolidates the assets and liabilities of this VIE. If Sonder is not deemed to be the primary beneficiary in a VIE, it accounts for the investment or other variable interest in a VIE in accordance with applicable U.S. GAAP. As of December 31, 2021 and 2020, Sonder’s consolidated VIE was not material to the consolidated financial statements.
Correction of immaterial prior period error
During the year ended December 31, 2021, the Company corrected an out of period immaterial error through the current year income statement in the amount of $1.9 million in connection with prior period errors it discovered in the cost of revenue financial statement line item related to untimely recording of its lease agreements, by increasing the cost of revenue for $1.9 million with a corresponding increase to the deferred rent liability. This correction was considered to be immaterial by the Company to its consolidated financial statements.
COVID-19 Pandemic
The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2021 were materially adversely affected by the COVID-19 pandemic, which may continue to materially adversely impact business operations, results of operations and liquidity in the near term. The extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment in the cities and countries in which Sonder operates, all of which are outside of Sonder’s control.
Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. Significant management estimates include revenue recognition,

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
bad debt allowance, the fair value of share-based awards, valuation of common stock, estimated useful life of software development costs, valuation of intellectual property and intangible assets, contingent liabilities, and valuation allowance for deferred tax assets, among others. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.
Deferred Transaction Costs
As of December 31, 2021, deferred transaction costs consisted of expenses incurred in connection with the Business Combination, including legal, accounting, printing, and other related costs. Sonder recorded $8.0 million of deferred transaction costs in other current assets on the consolidated balance sheet.
Segment Information
An operating segment is defined as a component of an entity that (a) engages in business from which it may earn revenues and incur expenses, (b) is regularly reviewed by the Chief Operating Decision Maker (CODM) for performance assessment and resource allocation decisions, and (c) has discrete financial information available. Sonder’s CODM is its Chief Executive Officer.
Sonder has determined it has one operating and reportable segment as the CODM reviews financial information presented on a consolidated basis for purposes of performance assessment and resource allocation.
For the years ended December 31, 2021 and 2020, substantially all of Sonder’s assets were held in the United States.
Revenue Recognition and Deferred Revenue
Sonder generates revenues primarily by providing short-term or month-to-month accommodations to its guests. Revenues are recognized on a straight-line basis over the guest stay commencing upon guest check-in and ending at guest check-out, net of discounts and refunds. For short-term accommodations, Sonder’s guests agree to its Terms of Service (ToS) and make payments for their accommodations at the time of reservation. For month-to-month accommodations, Sonder’s guests agree to its ToS and make payments for their accommodations in accordance with the lease contracts. For accommodations booked through online travel agencies, payments for those accommodations are made to Sonder based on the ToS that Sonder has with travel agencies.
Guests generally have the right to cancel prior to check-in, and are entitled to refunds in accordance with the agreed ToS. Payments received from guests prior to check-in are recognized as deferred revenue on the consolidated balance sheet. Payments received after guest check-ins are primarily from online travel agencies that guests use to book accommodations and are recognized as accounts receivable, net of allowance, post guest check-out. Sonder is required to collect certain taxes and fees from guests on behalf of governmental agencies and remit these to the applicable governmental agencies on a periodic basis. Sonder recognizes revenues net of taxes and fees collected.
For revenue generated from management contracts with third-party property owners, Sonder generally receives base fees, which are fixed fees, and incentive fees, which are a percentage of the revenues or profits of accommodations. Sonder recognizes base fees on a monthly basis over the term of the agreement as those amounts become payable and incentive fees on a monthly basis over the term of the agreement based on each property’s financial results.
Leases
Sonder’s cost of revenue primarily consist of rental expenses from buildings or portions of buildings that serve as accommodations for its guests. Cost of revenue also includes cleaning costs and payment processing charges. Sonder does not recognize depreciation expense in cost of revenue as the accommodations provided to its guests are considered to be operating leases. Sonder also leases other properties such as warehouses to store furniture and corporate offices. Under ASC 840, leases are classified at their inception as either operating or capital leases based on the economic substance of the agreement. As of December 31, 2021 and 2020, there were no capital leases. The lease term is also determined at lease inception and generally begins on the date Sonder takes possession of the full or partial portions of leased premises. Sonder’s rent payment schedules vary by lease term per executed lease

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
agreements and can be monthly, quarterly or bi-annually. A large majority of Sonder’s leases contain provisions for rent abatement periods, rent escalation, and tenant improvement allowances. Upon termination of a lease, related lease balances on the consolidated balance sheet are written-off. A liability for costs to terminate a lease before the end of its term is recognized in accordance with the lease terms and recorded in operations and support on the consolidated statement of operations and comprehensive loss.
Certain leases require the payment of real estate taxes, insurance, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within operations and support for the properties for its guests and within general and administrative for its warehouses and corporate offices in the accompanying consolidated statements of operations and comprehensive loss.
As a result of COVID-19, Sonder sought rent concessions from its real estate owners, which led to a series of lease amendments during 2020 and 2021. Sonder has concluded that the total cash flows resulting from the modified leases were substantially the same or less than the cash flows in the original lease contracts, and pursuant to the relief provided by the Financial Accounting Standards Board (FASB), has elected to not evaluate whether the concessions provided by the real estate owners due to COVID-19 are lease modifications under Accounting Standards Codification (ASC) 840. Sonder has accounted for the COVID-related concessions using variable lease expense approach, resulting in negative variable lease expenses for certain leases on its consolidated statement of operations and comprehensive loss during the periods in which the concession was received.
Deferred Rent
A large majority of Sonder’s operating leases contain rent escalation clauses over the term of the lease, tenant improvement reimbursements, and rent abatement periods. For these leases, Sonder recognizes the related rent expense on a straight-line basis over the lease term and records the difference between rent expense and rent payments as deferred rent in the consolidated balance sheets. Sonder recognizes prepaid rent when rent payments are made in advance of the month the payment is related to. As of December 31, 2021 and 2020, deferred rent was $66.1 million and $28.8 million, respectively, and prepaid rent was $3.0 million and $9.9 million, respectively.
Certain leases contain contingent rent provisions that require additional rental payments based upon operating performance of the leased property. When achievement of such operating performance is probable, contingent rent is accrued in proportion to the operating performance recognized during the period that is attributable to the expected achievement of the operating performance.
Cash, Cash Equivalents, and Restricted Cash
Sonder considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash and cash equivalents. Cash is held in checking and interest-bearing accounts, and are recorded at cost, which approximates fair value. Restricted cash consists of cash collateral for standby letters of credit with a bank that were issued to Sonder’s real estate owners and for collateral required by the bank to support Sonder’s corporate credit card programs.
Fair Value Measurements
Sonder applies fair value accounting for certain financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Refer to Note 5. Fair value measurement and financial instruments for additional information.
Accounts Receivable, Net of Allowance
Trade accounts receivables are recorded for guest stays primarily from bookings made through online travel agencies where payments are made to Sonder post guest check-outs. Trade accounts receivable are recorded at the invoiced amount and are non-interest bearing.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Sonder maintains an allowance which reflects its best estimate of its exposure to balances deemed to be uncollectible. The determination of such allowance is based on an assessment which requires significant judgement. Because of this assessment, Sonder maintains an allowance for estimated losses resulting from the inability of certain customers to make all their required payments. Accounts receivable are written off as a decrease to the allowance when all collection efforts have been exhausted and an account is deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense when received.
Concentration of Credit Risk
Financial instruments that potentially subject Sonder to concentrations of credit risk consist primarily of cash. Sonder places the majority of its cash with financial institutions in the United States that it believes to be of high credit quality and accordingly believes minimal credit risk exists with respect to these instruments. Certain of Sonder’s cash balances held with a financial institution are in excess of Federal Deposit Insurance Corporation limits. Sonder believes no significant concentration risk exists with respect to its cash.
Property and Equipment, net
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets:

Classification	Useful Life
Furniture and fixtures	3 years
Computers, equipment, and software	3 years
Internal-use software	2 years
Leasehold improvements	Shorter of remaining lease term or the estimated useful life of 3 years
Depreciation and amortization expense are generally classified within the corresponding operating expenses categories on Sonder’s consolidated statements of operations and comprehensive loss. The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected on the consolidated statement of operations and comprehensive loss.
Internal-Use Software
Sonder capitalizes certain costs associated with software developed or obtained for internal use, which includes booking and pricing platform, mobile apps and website development. Sonder capitalizes costs when preliminary software development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Such costs are amortized on a straight-line basis over a two year estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for software enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the enhancements.
Foreign Currency
Sonder’s reporting currency is the U.S. dollar. Sonder determines the functional currency for each of its foreign subsidiaries by reviewing its operations and currencies used in its primary economic environments. Assets and liabilities for foreign subsidiaries with functional currency other than the U.S. dollar are translated into U.S. dollars at the rate of exchange existing at the balance sheet date. Statements of operations and comprehensive loss amounts are translated at average exchange rates for the period. Translation gains and losses are recorded in cumulative translation adjustment as a component of stockholders’ deficit in the consolidated balance sheets.
Remeasurement gains and losses are included in other expense, net in the consolidated statements of operations and comprehensive loss. Monetary assets and liabilities are remeasured at the exchange rate on the balance sheet date, and nonmonetary assets and liabilities are measured at historical exchange rates. Total net realized and

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
unrealized gains (losses) on foreign currency transactions and balances totaled a loss of $2.6 million and a gain of $0.6 million for the years ended December 31, 2021 and 2020, respectively.
Operations and Support
Operations and support costs primarily consist of personnel-related expenses, costs to operate guest accommodations, including utilities, lease termination fees, and property security services, depreciation of property and equipment of fixed assets purchased as part of the onboarding of new properties, other costs to onboard new properties, and purchases of non-capitalized items. Sonder records its operations and support expenses as they are incurred.
General and Administrative
General and administrative costs primarily consist of personnel-related expenses for administrative functions, such as finance and accounting, legal, and human resources, real estate functions, such as market research and deal execution, and other corporate functions, such as expansion and sales management strategy and analytics. It also includes certain professional services fees, indirect taxes, rent expense related to Sonder’s corporate offices and bad debt expense, and other expenses Sonder incurs to manage and support its corporate functions.
Research and Development
Research and development expenses primarily consist of personnel-related expenses, software expenses in connection with the development of its existing and new services, and depreciation of property and equipment such as network servers and computers. Sonder continues to focus its research and development efforts on adding new features and services, and increasing the functionality and enhancing the ease of use of Sonder’s existing services. These costs are expensed as incurred.
Sales and Marketing
Sales and marketing costs primarily consist of channel transaction charges for bookings made through online travel agencies and personnel-related expenses.
Advertising expenses
Advertising expenses, a majority of which consist of internet and social media marketing, were $5.5 million and $4.9 million for the years ended December 31, 2021 and 2020, respectively.
Stock-Based Compensation Related to Stock Options
Sonder recognizes stock-based compensation expense related to stock options in the consolidated statements of operations and comprehensive loss on a straight line basis over the requisite service period, which is generally four years. The compensation expense related to stock options is based on Sonder’s estimate of the fair value of stock options using the Black-Scholes-Merton option-pricing model on the grant date, which requires the use of highly subjective and complex assumptions, including the value of the underlying stock on the date of grant, the expected term of the option, the price volatility of the underlying stock, expected dividend yield, and risk-free interest rate.
Sonder estimates the expected term for options based on Sonder’s historical pattern of option exercise behavior and the period of time they are expected to be outstanding. The contractual term of Sonder’s stock options is generally ten years. Sonder estimates the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable publicly traded companies. Dividend yields have been in the past and are expected to be zero in the foreseeable future. The risk free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the grant date with a maturity equal to the expected term of the stock option award. Sonder has elected to account for forfeitures of stock-based compensation awards as they occur.
Recognition of any compensation expense relating to stock grants that vest contingent on an initial public offering or acquisition will be deferred until consummation of such initial public offering or acquisition.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock-Based Compensation Related to Performance Awards
Sonder recognizes the compensation expense related to performance awards based on its estimate of the fair value of the award using a Monte-Carlo simulation on the grant date. The Monte-Carlo simulation model utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include Sonder’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. Sonder recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved.
As of December 31, 2021, due to the absence of an active market for Sonder’s common stock, its board of directors determined the fair value of Sonder’s common stock for purposes of granting stock options. In estimating the fair value of stock, Sonder utilized third-party valuation experts to assist the board of directors in determining the fair value of its common stock, and considered factors that it believed are material to the valuation process, including but not limited to, the price at which recent equity was issued by Sonder, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. All grants of stock options have an exercise price equal to or greater than the fair value of Sonder’s common stock on the date of grant.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss as of the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2021 and 2020, Sonder has recorded a full valuation allowance against its deferred tax assets due to its history of losses.
Sonder is subject to income taxes in the United States and foreign jurisdictions in which we do business. Foreign jurisdictions have different statutory tax rates than those in the United States. Additionally, certain of our foreign earnings may also be taxable in the United States. Accordingly, our effective tax rate is subject to significant variation due to several factors, including variability in our pre-tax and taxable income and loss and the mix of jurisdictions to which they relate, intercompany transactions, changes in how we do business, changes in our deferred tax assets and liabilities and their valuation, foreign currency gains and losses, changes in statutes, regulations, case law, and other laws and accounting rules in various jurisdictions, and relative changes of expenses or losses for which tax benefits are not recognized. Additionally, our effective tax rate can vary based on the amount of pre-tax income or loss.
Sonder recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Sonder recognizes interest and penalties, if any, related to income tax matters as a component of income tax expense.
Comprehensive Loss
Comprehensive loss consists of net loss and other comprehensive loss. Other comprehensive loss primarily consists of foreign currency translation adjustments related to consolidation of foreign entities. Comprehensive loss is recorded as a component of stockholders’ deficit and is excluded from net loss.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. For public companies, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. Sonder has early adopted ASU 2020-06 beginning January 1, 2021, and the adoption did not have a significant impact on its consolidated financial statements.
Recently Issued Accounting Pronouncements
The Jumpstart Our Business Startups Act of 2012 and the SEC’s Division of Corporation Finance’s Financial Reporting Manual (FRM) paragraph 10230.1 permit an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. As an emerging growth company (EGC), Sonder has elected to take advantage of this extended transition period for certain new accounting standards.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which has subsequently been amended by ASUs 2018-01, 2018-10, 2018-11, 2018-20, 2019-01, 2019-10, 2020-05, 2021-05, and 2021-09. The guidance requires the recognition of right of use (ROU) assets and lease liabilities for substantially all leases under U.S. GAAP. The guidance retains a distinction between finance leases and operating leases, and the classification criteria for distinguishing between finance leases and operating leases are substantially similar to that under previous U.S. GAAP. The expense recognition and cash flow treatment arising from either a finance lease or operating lease by a lessee have not changed significantly from previous U.S. GAAP. For operating leases, a lessee is required to do the following: (i) recognize a ROU asset and a lease liability, initially measured at the present value of the lease payments, on the consolidated balance sheets; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis; and (iii) classify all cash payments within operating activities in the statement of cash flows. ASU 2016-02 is effective for public entities and employee benefit plans that file or furnish financial statements with or to the SEC for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and all other entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, except for employee benefit plans that file or furnish financial statements with or to the SEC or not-for-profit entities. Early application is allowed. In November 2019, the FASB issued amended guidance which defers the effective date for EGCs for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this standard is expected to have a material impact on Sonder’s consolidated financial statements, with the most significant effects related to the recognition of new ROU assets and lease liabilities on Sonder’s consolidated balance sheets for its real estate operating leases and providing significant new disclosures about Sonder’s leasing activities. Sonder is currently evaluating the impact ASU 2016-13 will have on its consolidated balance sheet, consolidated statement of operations, and consolidated statement of cash flows.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASUs 2018-19, 2019-05, 2019-10 and 2019-11. The guidance changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current ‘incurred loss’ model with an ‘expected loss’ approach. This generally will result in the earlier recognition of allowances for losses and requires increased disclosures. ASU 2016-13 is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. Sonder is currently evaluating the impact ASU 2016-13 will have on its consolidated financial position, results of operations, and cash flows.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which was subsequently amended by ASU 2021-01. The guidance provides optional expedients and exceptions to contract modifications and hedging relationships that reference the London Interbank Offered Rate or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. Sonder does not have any hedging relationships and currently does not have material contracts impacted by reference rate reform; however, Sonder will continue to assess contracts through December 31, 2022.
There are other new accounting pronouncements issued by the FASB that Sonder has adopted or will adopt, as applicable, and Sonder does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.
Note 3. Revenue
Revenue Recognition
Sonder generates revenues primarily by providing short-term or month-to-month accommodations to its guests. Sonder’s revenue is generated from stays booked through Sonder.com or the Sonder app, which it refers to as direct revenue, or from stays booked through third party online travel agencies, which it refers to as indirect revenue.
Sonder’s minimum future receivables were not material as of December 31, 2021 due to the cancellation rights held by guests prior to check-in.
The following table sets forth Sonder’s total revenue for the periods shown disaggregated by channel (in thousands):

	Year Ended December 31,
	2021	2020
Direct revenue	$120,219	$59,340
Indirect revenue	112,725	56,338
Total revenue	$232,944	$115,678
Revenue by geographic area is attributed based on the location where the guest stays and is as follows (in thousands):

	Year Ended December 31,
	2021	2020
Revenue:
Americas
United States	$167,462	$85,891
Other Americas	10,830	5,520
Total Americas	178,292	91,411
Europe, Middle East, and Africa (EMEA)
Great Britain	16,910	8,607
United Arab Emirates	26,977	10,328
Other EMEA	10,765	5,332
Total EMEA	54,652	24,267
Total revenue	$232,944	$115,678
______________
(1)   As of December 31, 2021, Other Americas is comprised of Canada and Mexico.
No guest represented over 10% of revenues for the years ended December 31, 2021 and 2020.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Sonder had two online travel agencies that represented 25% and 13%, respectively, of Sonder’s revenue for the year ended December 31, 2021, and one online travel agency that represented 31% of Sonder’s revenue for the year ended December 31, 2020.
One online travel agency represented over 10% of the net accounts receivable balance as of December 31, 2021 and no online travel agency represented over 10% of the net accounts receivable balance as of December 31, 2020.
The following table summarizes Sonder’s beginning allowance for doubtful accounts balance for each period, additions, write-offs net of recoveries, and the balance at the end of each period shown (in thousands):

	Year Ended December 31,
	2021	2020
Beginning balance	$2,570	$2,503
Additions	4,719	2,577
Write-offs, net of recoveries	(3,162)	(2,510)
Ending balance	$4,127	$2,570
Note 4. Balance Sheet Details
Other current assets
Other current assets consists of the following (in thousands):

	December 31,
	2021	2020
FF&E and leasehold improvement allowances	$8,206	$1,820
Non-income tax assets	6,728	5,829
Deposits due from landlords	1,165	490
Other current assets	317	236
Total other current assets	$16,416	$8,375
Other non-current assets
Other non-current assets consists of the following (in thousands):

	December 31,
	2021	2020
Deferred transaction costs	$8,027	$—
Long-term deposits due from landlords	14,010	6,892
Other non-current assets	—	149
Total non-current assets	$22,037	$7,041

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Accrued Liabilities
Accrued liabilities consists of the following (in thousands):

	December 31,
	2021	2020
Accrued compensation	$5,607	$3,269
Accrued legal expenses	595	1,606
Accrued interest	2,503	—
Accrued travel voucher liability	2,130	976
Accrued other liabilities	8,722	2,397
Total accrued liabilities	$19,557	$8,248
Note 5. Fair value measurement and financial instruments
Sonder has established a fair value hierarchy used to determine the fair value of its financial instruments as follows:
Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.
Level 3—Unobservable inputs for which there is little or no market data that is significant to the fair value of the assets or liabilities. Consideration is given to the risk inherent in the valuation technique and the inputs to the model.
A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Sonder did not have any assets or liabilities classified under Level 1 or Level 2 fair value measurements as of December 31, 2021 and 2020. The following table summarizes Sonder’s Level 3 financial liabilities measured at fair value on a recurring basis (in thousands):

	Level 3
	December 31,
	2021	2020
Financial liabilities:
Current liabilities:
Share-settled redemption feature	$30,322	$—
Other non-current liabilities:
Preferred stock warrant liabilities	3,288	1,140
Total financial liabilities measured and recorded at fair value	$33,610	$1,140

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents additional information about Sonder’s financial liabilities that are measured at fair value for which it has utilized Level 3 inputs to determine fair value (in thousands):

	Level 3
	December 31,
	2021	2020
Beginning balance	$1,140	$822
Additions for new instruments issued	45,156	292
Increase in fair value of preferred stock warrants	2,148	26
Decrease in fair value of share-settled redemption feature	(14,834)	—
Total financial liabilities measured and recorded at fair value	$33,610	$1,140
There were no transfers of financial instruments between valuation levels during the years ended December 31, 2021 and 2020.
As of December 31, 2021 and 2020, Sonder did not have observable inputs for the valuation of its preferred stock warrant liabilities or share-settled redemption feature related to the Convertible Notes.
The fair value of the preferred stock warrant liabilities were based in part on aggregate equity value indications, consistent with the analysis for Sonder’s common stock valuation using the option pricing method. The significant unobservable input used in the fair value measurement of the redeemable convertible preferred stock warrant liability was the fair value of the underlying preferred stock at the valuation measurement date. Generally, changes in the fair value of the underlying preferred stock resulted in a directionally similar impact to the fair value measurement.
The following table presents quantitative information on significant Level 3 liabilities (in thousands):

	December 31, 2021
	Fair value (in thousands)	Valuation Techniques	Unobservable Inputs	Minimum	Maximum	Weighted Average
Liabilities:
Preferred stock warrants	$3,288	Probability-Weighted Expected Return Method (PWERM)	Probability of SPAC transaction	—%	95%	N/A
			Expected transaction date	1/18/22	1/18/22	N/A
Share-settled redemption feature	30,322	PWERM	Probability of SPAC transaction	—%	95%	N/A
			Expected transaction date	1/18/22	1/18/22	N/A
The determination of the fair value of the share-settled redemption feature is discussed in Note 7. Debt . The share-settled redemption feature was classified as Level 3 within the fair value hierarchy because the fair value was based on unobservable inputs in an inactive market.
Sonder estimates that the fair value of its restricted cash, accounts receivable, prepaid rent, prepaid expenses, other current assets, accounts payable, accrued liabilities, sales tax payable, deferred revenue, current portion of long-term debt, convertible notes and other current liabilities approximates carrying value due to the relatively short maturity of the instruments. The carrying value of Sonder’s long-term debt approximates fair value because it was paid in full shortly after the year-end.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other income (expense), net, on the consolidated statements of operations and comprehensive loss.

Note 6. Property and equipment, net
Property and equipment, net consisted of the following (in thousands):

	December 31,
	2021	2020
Furniture and fixtures	$52,334	$41,092
Computers, equipment, and software	6,967	4,361
Internal-use software	12,283	7,023
Leasehold improvements	314	179
Property and equipment	71,898	52,655
Less accumulated depreciation	(44,437)	(28,451)
Property and equipment, net	$27,461	$24,204
Depreciation and amortization expense for the years ended December 31, 2021 and 2020 was $17.7 million and $17.0 million, respectively. Sonder disposed of $2.5 million and $12.7 million of property and equipment and likewise removed previously recognized accumulated depreciation of $1.8 million and $8.8 million for the years ended December 31, 2021 and 2020, respectively. The disposal of property and equipment in the year ended December 31, 2020 was a result of the COVID-19 pandemic as furniture and fixtures were disposed of from terminated leases. For the year ended December 31, 2021, Sonder recognized $0.7 million in loss on disposal which was recorded in operations and support in Sonder’s consolidated statement of operations and comprehensive loss. For the year ended December 31, 2020, Sonder recognized $3.8 million in loss on the disposal of which $3.5 million was recorded in operations and support and $0.3 million was recorded in general and administrative in Sonder’s consolidated statement of operations and comprehensive loss.
Note 7. Debt
2021 Convertible Promissory Notes
In March 2021, pursuant to a note purchase agreement, Sonder issued the Convertible Notes to certain investors for an aggregate principal amount of $165.0 million. The net proceeds from the issuance of the Convertible Notes were approximately $162.4 million after deducting issuance costs of $2.6 million.
The Convertible Notes are subordinated obligations of Sonder, and interest is payable annually at a rate of 1.00% per annum. The Convertible Notes were scheduled to mature on March 12, 2022, unless converted in accordance with the conversion terms prior to such date. The Convertible Notes are convertible either automatically, at the option of holders, or at the option of Sonder upon the occurrence of certain specified events.
Automatic Conversion
The Convertible Notes will convert automatically upon the occurrence of the following events:
•Qualified Financing Conversion: If Sonder receives aggregate gross proceeds of at least $50.0 million in the next round of preferred stock financing on or prior to the maturity date (Qualified Financing), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted at the closing of such financing into shares of the preferred stock issued in such financing.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•Qualified IPO Conversion: If Sonder closes an initial public offering with gross proceeds not less than $50.0 million on or prior to the maturity date (Qualified IPO), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted into Sonder’s common shares.
•Qualified Public Transaction Conversion – Qualified SPAC: If the closing of an acquisition transaction with a publicly listed special purpose acquisition company or its subsidiary with not less than $200.0 million in available cash in its escrow or trust account occurs on or prior to the maturity date (Qualified SPAC), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted into Sonder’s common stock.
The conversion rate for each of the above scenarios is the following:
•Qualified Financing Conversion: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis immediately prior to the closing of the next round preferred stock financing, and (ii) 87.5% of the lowest price per share paid by the investors purchasing the preferred stock issued in such financing in cash (Financing Conversion Price).
•Qualified IPO Conversion: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the price to the public in the Qualified IPO.
•Qualified Public Transaction Conversion – Qualified SPAC: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the amount obtained by dividing the enterprise value of Sonder by the number of outstanding shares of Sonder’s common stock on a fully diluted basis.
Conversion at the Option of the Holder
If, on or prior to the maturity date, Sonder’s next round of preferred stock financing is not a Qualified Financing, at the investors’ election, all or any portion of the outstanding principal and accrued and unpaid interest of the Convertible Notes may be converted into the preferred shares issued in such financing at the Financing Conversion Price.
Conversion at the Option of Sonder
At Sonder’s election, the outstanding principal and accrued and unpaid interest of the Convertible Notes may be converted on the maturity date into shares of Sonder’s then most senior series of preferred stock at a conversion price equal to $12.38.
Events of Default and Change in Control
The Convertible Notes will become due upon the occurrence of an event of default. In addition, upon the occurrence of a change in control, the holder will have the option to demand payment of the Convertible Notes or convert the outstanding principal amount of the Convertible Notes and accrued and unpaid interest into shares of Sonder’s most senior series of preferred stock at a price per share equal to the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the amount obtained by dividing the enterprise value by the number of outstanding shares of Sonder’s common stock on a fully diluted basis.
Recognition
As the Convertible Notes contain a share-settled redemption feature in the case of a Qualified Financing Conversion, Qualified IPO Conversion, Qualified SPAC Conversion, Non-Qualified Financing Conversion, or in the occurrence of a change in control, Sonder identified this feature as an embedded derivative that requires bifurcation from the host instrument (Share-settled Redemption Feature).

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Convertible Notes were separated into debt and the Share-settled Redemption Feature components and assigned a fair value. The value assigned to the debt component was the estimated fair value as of the issuance date of similar debt without the Share-settled Redemption Feature. The difference between the cash proceeds and this estimated fair value represents the value which has been assigned to the Share-settled Redemption Feature and recorded as a debt discount. The debt discount is being amortized using the effective interest method over the period from the date of issuance through the maturity date.
The following table outlines the amounts related to the amortization of discount and issuance costs, effective interest rate, and contractually stated interest expense for the Convertible Notes (in millions except for effective interest rate):

Year Ended December 31, 2021
Amortization of discount and issuance costs	$37.1
Effective Interest Rate	35.83%
Contractually Stated Interest Expense	$1.3
The initial debt component of the Convertible Notes was valued at $119.8 million, based on the contractual cash flows discounted at an appropriate market rate for non-convertible debt at the date of issuance, net of issuance costs. The fair value of the Share-settled Redemption Feature was initially valued at $45.2 million and is carried at fair value and marked-to-market under derivative accounting. Debt discount is amortized over the term of the debt. Issuance costs were recorded as a debt discount in the balance sheets and is amortized over the term of the debt. As of December 31, 2021, the fair value of the Share-settled Redemption Feature was $30.3 million. The change in fair value of the Share-settled Redemption Feature is recognized as a component of other income (expense), net, on the statements of operations and comprehensive loss.
Refer to Note 18. Subsequent events for the repayment of the Promissory Note following the Business Combination.
Term Loans
2018 Loan and Security Agreement
In December 2018, Sonder entered into a loan and security agreement (the 2018 Loan and Security Agreement) with certain venture lenders that provided aggregate borrowing capacity of $50.0 million, which was divided into three different parts, each subject to certain terms and conditions. Multiple promissory notes can be issued under each part and under various advance options up to the aggregate commitment amount. Outstanding balances may be repaid prior to maturity subject to an applicable prepayment premium.
The 2018 Loan and Security Agreement provides for a lien on substantially all of the assets of Sonder and certain of its subsidiaries. The 2018 Loan and Security Agreement is subordinated in right of payment and with respect to lien priority to Sonder’s 2020 Credit Facility (described below). The 2018 Loan and Security Agreement contains customary affirmative and negative covenants, such as those governing financial statement reporting requirements and maintenance of insurance, incurring additional indebtedness, granting of liens, merging or consolidating with other companies or selling its assets, paying dividends, making redemptions and repurchases of stock, making investments, loans and acquisitions, changing the nature of its business or engaging in transactions with affiliates.
In December 2018, Sonder executed a $25.0 million promissory note (the 2018 Promissory Note) under part 1 of the 2018 Loan and Security Agreement. The interest rate on the 2018 Promissory Note is the prime rate (as defined in the 2018 Loan and Security Agreement) plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to a floor of 4.75%. The term loan under the 2018 Promissory Note includes an end of term payment for an amount equal to 5.25% of the principal amount. Final repayment is due on June 30, 2022. A facility fee of $0.3 million was due on the closing date of the 2018 Promissory Note. The $25.0 million was fully drawn as of December 31, 2019.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In December 2019, Sonder amended the 2018 Loan and Security Agreement to increase the aggregate borrowing capacity to $65.0 million (with an additional $10.0 million of loan commitments available at the discretion of the lenders), which is divided into five parts each subject to certain terms and conditions.
In March 2020, Sonder executed multiple promissory notes (the 2020 Promissory Notes) under part 2 and part 3 of the 2018 Loan and Security Agreement for an aggregate amount of $25.0 million. The interest rate on the 2020 Promissory Notes is the prime rate plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to floor of 4.50%. The term loans under the 2020 Promissory Notes include an end of term payment for an amount equal to 4.75% of the principal amount. Final repayment is due on March 31, 2024. The $25.0 million was fully drawn under the term loan as of December 31, 2020.
The 2018 Loan and Security Agreement includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults, change of control defaults and a material adverse change default. Upon the occurrence of an event of default under the 2018 Loan and Security Agreement, the lenders have the right to terminate their commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 5%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.
As of December 31, 2021, the total long-term debt on the consolidated balance sheet was $10.7 million, consisting of $11.3 million of unpaid principal balance, net of the $0.6 million of deferred loan issuance costs. As of December 31, 2020, the total long-term debt on the consolidated balance sheet was $25.0 million, consisting of $26.2 million of unpaid principal balance, net of the $1.2 million of deferred loan issuance costs. Unused commitments under the 2018 Loan and Security Agreement as of December 31, 2021 and 2020 were $25.0 million and $15.0 million, respectively. Interest expense of the term loans totaled $4.9 million and $5.2 million for the years ended December 31, 2021 and 2020, respectively and was recorded in interest expense, net on the consolidated statements of operations and comprehensive loss. Future minimum principal repayments on the loans under the 2018 Loan and Security Agreement are $13.1 million, $9.0 million and $2.4 million for the years ending December 31, 2022, 2023 and 2024, respectively.
Credit Facility
2020 Credit Facility
In February 2020, Sonder entered into a revolving credit agreement (the 2020 Credit Facility) that provides an aggregate revolving capacity of $50.0 million, which may be borrowed as revolving loans or used for the issuance of letters of credit. Loans under the 2020 Credit Facility may be Base Rate Loans or Eurodollar Rate Loans, plus a margin of 2.00% per annum. The 2020 Credit Facility includes (i) a letter of credit fee for each letter of credit equal to 1.50% per annum times amount available to be drawn under such letter of credit and (ii) a non-use fee equal to 0.25% times the actual daily amount by which the aggregate commitments provided by facility exceed the sum of the outstanding amount of loans and letters of credit. All outstanding loan balances are due on February 21, 2023, the maturity date for the credit facility. Outstanding balances may be repaid prior to maturity without penalty.
The extensions of credit under the 2020 Credit Facility are guaranteed by certain of Sonder’s subsidiaries and secured on a senior basis by a lien on substantially all of Sonder’s and certain of its subsidiaries’ assets. The 2020 Credit Facility contains customary affirmative covenants, such as financial statement reporting requirements and maintenance of insurance, as well as customary negative covenants, such as restrictions on Sonder’s ability to incur debt and liens, make investments, dispose of assets, pay dividends and repurchase stock, enter into transactions with affiliates and undergo fundamental changes such as dissolution or disposal of assets except so long as no default exists. The 2020 Credit Facility, as amended, provides for a minimum EBITDA covenant and a covenant to maintain liquidity at least equal to the amount outstanding under the 2020 Credit Facility; provided that if liquidity is less than the amount outstanding plus $25.0 million, Sonder must provide cash collateral equal to 105% of the amount outstanding.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The 2020 Credit Facility also includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults and change of control defaults. Upon the occurrence of an event of default under the 2020 Credit Facility, the lender has the right to terminate its commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 2%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.
As of December 31, 2021, Sonder was in compliance with all financial covenants and there were no borrowings of loans outstanding on the 2020 Credit Facility, and outstanding letters of credit under the 2020 Credit Facility totaled $23.7 million.
2020 Québec Credit Facility
In December 2020, a Canadian subsidiary of Sonder entered into an agreement (the 2020 Québec Credit Facility) with Investissement Québec, a Quebecois public investment entity, that provides a loan facility of CAD $25.0 million and an additional loan of CAD $5.0 million referred to as a conditional-refund financial contribution (the CRFC), which Sonder is not obligated to repay if it satisfies certain milestones relating to the Project (as defined below). The 2020 Québec Credit Facility provides an incentive for expanding Sonder’s operations in Canada (the “Project”), including establishing Sonder’s Canadian head office and increasing Sonder’s payroll there starting January 1, 2021. The disbursements of the loan and CRFC are based on a percentage of the increase in the accrued and paid gross payroll. The loan and the CRFC will bear interest at a fixed rate of 6% per year for a period of 10 years starting from the first date of the loan disbursement. The amount of principal and accrued and capitalized interest on the CRFC that Sonder must repay can be reduced up to $5.0 million if Sonder achieves certain milestones, including job creation and preservation and cumulative gross payroll milestones. In the event that Sonder does not complete the Project, the outstanding loan and CRFC and related interest become immediately due. An assessment fee of CAD $0.3 million was paid upon acceptance of the credit facility.
The 2020 Québec Credit Facility is secured by a lien on substantially all of the subsidiary’s assets and is guaranteed by Sonder. The 2020 Québec Credit Facility contains customary affirmative covenants, such as maintenance requirement of the subsidiary’s operations in Québec, maintenance and creation of jobs in Québec, and financial statement reporting requirements, as well as customary negative covenants, such as declaring dividends, voluntary dissolution or liquidation and relocating a substantial portion of its assets outside of Québec without prior written approval. As of December 31, 2021, the Canadian subsidiary of Sonder was in compliance with all covenants, and there were no borrowings or CRFC outstanding on the 2020 Québec Credit Facility.
Restricted Cash
Throughout 2021 and 2020, Sonder entered into multiple cash collateral agreements in connection with the issuance of letters of credit and corporate credit cards programs. As of December 31, 2021 and 2020, Sonder had $0.2 million and $1.6 million, respectively, of cash collateral which was considered to be restricted cash.
Note 8. Preferred Stock Warrants
Sonder has the following preferred stock warrants outstanding as of December 31, 2021 (Number outstanding and exercise price are prior to the de-SPAC exchange ratio conversion, which occurred upon the consummation of the Business Combination on January 18, 2022):

Type of Warrant	Number Outstanding	Issuance Date	Exercise Price	Expiration Date
Series A	59,440	10/20/2016	$1.36	10/20/2026
Series B	57,696	1/30/2018	$2.40	1/30/2028
Series C	218,417	12/28/2018	$5.04	12/28/2025
Series D	71,456	2/21/2020	$10.50	2/21/2027

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The shares of preferred stock issuable upon exercise of the warrants are convertible into common stock at the ratios described in Note 12. Exchangeable shares and redeemable convertible preferred stock. The warrants are recorded as a discount to long-term debt in the consolidated balance sheets and are amortized over the term of the related debt.
Series A Warrants
In connection with the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 59,440 shares of Series A preferred shares with an exercise price of $1.36 per share (Series A warrants). The warrants expire on October 20, 2026, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The change in fair value of the Series A warrant liability was not material for the year ended December 31, 2020. The fair value of the Series A warrant liability increased $0.4 million for the year ended December 31, 2021.
Series B Warrants
In connection with the January 2018 amendment to the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 57,696 shares of Series B preferred shares with an exercise price of $2.40 per share (Series B warrants). The warrants expire on January 30, 2028, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The change in fair value of the Series B warrant liability was not material for the year ended December 31, 2020. The fair value of the Series B warrant liability increased $0.4 million for the year ended December 31, 2021.
Series C Warrants
In connection with the 2018 Loan and Security Agreement as discussed in Note 7. Debt , Sonder issued warrants to purchase 238,274 shares of Series C preferred stock with an exercise price of the lower of (i) $5.04 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (the Series C warrants). The number of shares is subject to adjustment based on Sonder meeting certain borrowing thresholds. The warrants are available for the greater of (i) 7 years from December 28, 2018 or (ii) 5 years from the effective date of an IPO or any reverse takeover transaction under a prospectus, filing statement, registration statement, or other similar document filed under applicable securities laws whereby Sonder’s shares are sold to the public on a securities exchange. The exercise price can be settled in cash or in net shares at the holder’s option.
In December 2019, Sonder amended its Series C warrant agreements as a result of Sonder reaching the borrowing thresholds in the original warrant agreements. The warrant agreements were amended to purchase 218,417 shares of Series C preferred stock. All other terms under the original warrant agreements remained the same. Sonder determined that the warrant amendments did not qualify as an extinguishment.
The fair value of the Series C warrants at issuance was $0.2 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The change in fair value of the Series C warrant liability was not material for the year ended December 31, 2020. The fair value of the Series C warrant liability increased $1.2 million for the year ended December 31, 2021.
Series D Warrants
In connection with the December 2019 amendment to the 2018 Loan and Security Agreement as discussed in Note 7. Debt, Sonder also issued additional warrants to purchase 71,456 shares of Series D preferred stock with an exercise price of the lower of (i) $10.50 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (Series D warrants). The number of shares is subject to adjustment based on warrant coverage

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
amounts. The warrants are available for the greater of (i) 7 years from February 21, 2020 or (ii) 5 years from the effective date of an IPO or otherwise specified exit event. The exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The change in fair value of the Series C warrant liability was not material for the year ended December 31, 2020. The fair value of the Series D warrant liability increased $0.2 million during the year ended December 31, 2021.
Note 9. Leases
Sonder leases buildings or portions of buildings for guest usage, warehouses to store furniture, and corporate offices under noncancellable operating lease agreements, which expire through 2035. Sonder is required to pay property taxes, insurance and maintenance costs for certain of these facilities.
Future minimum lease payments under non-cancelable operating leases as of December 31, 2021, are as follows (in thousands):

Years Ended December 31,	Amount
2022	$279,093
2023	366,299
2024	418,156
2025	433,541
2026	403,582
Thereafter	1,641,237
Total minimum future lease payments	$3,541,908
Sonder does not have material lease receivables from noncancellable lease contracts that would reduce the total minimum future lease payments.
Rent expense for operating leases for the years ended December 31, 2021 and 2020 was $184.8 million and $133.1 million, respectively, of which $176.5 million and $124.8 million, respectively, is recognized in cost of revenue, $5.5 million and $2.8 million, respectively, in operations and support, and $2.8 million and $5.5 million, respectively, in general and administrative in the consolidated statements of operations and comprehensive loss. Exit cost of terminated leases was not material for the year ended December 31, 2021 and $5.5 million for the year ended December 31, 2020, recognized in operations and support in the consolidated statement of operations.
Note 10. Commitments and contingencies
Surety Bonds
A portion of Sonder’s leases are supported by surety bonds. As of December 31, 2021, Sonder had assembled commitments from six surety providers in the amount of $56.4 million, of which $32.1 million was outstanding and was an off-balance sheet arrangement. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity and Sonder’s corporate credit rating.
Legal and Regulatory Matters
Sonder has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. Except as described below, Sonder is not currently a party to any litigation or legal proceedings that, in the opinion of Sonder’s management, are likely to have a material adverse effect on Sonder’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on Sonder because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, and other factors.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In late February 2020, Sonder was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at 20 Broad Street, New York, NY (the “Broad Street Property”). Due to the failure of the owner of the Broad Street Property (the “Broad Street Landlord”) to address the Legionella bacteria contamination and the associated health risks posed to Sonder’s guests, Sonder withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc. and Sonder Holdings Inc. for breach of the lease, seeking no less than $3.9 million in damages. Sonder filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. The hearing and oral argument for the summary judgment motion occurred on December 21, 2021. No ruling was issued by the judge. The motion for summary judgment is now under submission. Sonder intends to vigorously defend itself and believes that the claims of the 20 Broad Street Landlord are without merit.
Sonder establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent Sonder’s best estimate of probable losses. Sonder has recorded an estimated accrual of $5.3 million and $0.6 million in the consolidated balance sheet as of December 31, 2021 and 2020, respectively. Sonder’s views and estimates related to these matters may change in the future as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters, based on current knowledge, Sonder believes the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on Sonder’s business, results of operations, financial condition, or cash flows.
Note 11. Guarantees and Indemnifications
Indemnifications
Sonder has entered into indemnification agreements with all of its directors. The indemnification agreements require Sonder to indemnify these individuals to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the indemnification agreements require Sonder to advance expenses incurred by its directors. No demands have been made upon Sonder to provide indemnification under the indemnification agreements or the Bylaws, and thus, there are no claims that Sonder believes could have a material adverse effect on its business, results of operations, financial condition, or cash flows.
In the ordinary course of business, Sonder has included limited indemnification provisions under certain agreements with parties with whom it has commercial relations of varying scope and terms with respect to certain matters, including losses arising out of its breach of such agreements or out of intellectual property infringement claims made by third parties. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Sonder’s indemnification provisions.
Note 12. Exchangeable shares and redeemable convertible preferred stock
Exchangeable Shares
In connection with the corporate inversion in December 2019, shareholders of Sonder Canada Inc. became either (a) holders of shares of Sonder Holdings Inc. by exchanging their Sonder Canada Inc. shares, or (b) holders of Exchangeable Shares of Sonder Canada and holders of Special Voting Stock of Sonder Holdings Inc. The holders of Exchangeable Shares do not have any rights as shareholders of Sonder Canada with respect to voting rights and rights to attend shareholder meetings. Further, Sonder Holdings Inc. issued one share of Special Voting Stock for each Exchangeable Share. The Special Voting Stock is designed to provide Sonder Canada Inc.’s shareholders who hold Exchangeable Shares with voting rights in Sonder Holdings Inc., consistent with those of the same class of share of Delaware preferred stockholders. The shares of Special Voting Stock are not entitled to receive dividends and do not participate in any distribution of Sonder’s assets pursuant to its certificate of incorporation.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following tables present Sonder’s authorized and outstanding exchangeable shares as of December 31, 2021 and 2020 (in thousands except per share amounts):

	December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,518	9,421	$—	$—	$—
Series Seed 1	2,589	2,589	0.53	1,359	1,372
Series Seed 2	1,209	1,209	0.50	606	605
Series Seed 3	704	704	1.09	787	768
Series A	183	183	1.36	250	250
Series B	2,336	2,336	2.40	5,610	5,605
Series C	3,175	3,175	5.04	15,991	16,003
Series D	2,058	1,953	10.50	20,600	20,600
Series E	421	421	10.77	4,530	4,530
Total exchangeable shares	35,193	21,991		$49,733	$49,733

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,518	9,437	$—	$—	$—
Series Seed 1	2,589	2,589	0.53	1,359	1,372
Series Seed 2	1,209	1,209	0.50	606	605
Series Seed 3	704	704	1.09	787	768
Series A	183	183	1.36	250	250
Series B	2,336	2,336	2.40	5,610	5,605
Series C	3,175	3,175	5.04	15,991	16,003
Series D	2,058	1,963	10.50	20,600	20,608
Series E	421	421	10.77	4,530	4,530
Total exchangeable shares	35,193	22,017		$49,733	$49,741

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Redeemable Convertible Preferred Stock
The following tables present Sonder’s authorized and outstanding redeemable convertible preferred stock as of December 31, 2021 and 2020 (in thousands except per share amounts):

	December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,703	785	$0.53	$269	$416
Series Seed 1-A	3,703	328	0.53	174	174
Series Seed 2	1,720	471	0.50	222	235
Series Seed 2-A	1,720	39	0.50	20	20
Series Seed 3	704	—	1.09	—	—
Series Seed 3-A	704	—	1.09	—	—
Series A	7,023	6,780	1.36	9,241	9,221
Series A-1	7,023	—	1.36	—	—
Series B	15,611	13,218	2.40	27,105	31,723
Series B-1	15,611	—	2.40	—	—
Series C	19,071	12,144	5.04	56,496	61,204
Series C-1	19,071	3,514	5.04	17,708	17,708
Series D	21,603	3,482	10.50	35,808	36,560
Series D-1	21,603	16,049	10.50	168,518	168,518
Series E	34,933	18,956	10.77	203,189	204,159
Total redeemable convertible preferred stock	173,803	75,767		$518,750	$529,938

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,703	1,114	$0.53	$443	$590
Series Seed 1-A	3,703	—	0.53	—	—
Series Seed 2	1,720	510	0.50	242	255
Series Seed 2-A	1,720	—	0.50	—	—
Series Seed 3	704	—	1.09	—	—
Series Seed 3-A	704	—	1.09	—	—
Series A	7,023	6,780	1.36	9,241	9,221
Series A-1	7,023	—	1.36	—	—
Series B	15,611	13,218	2.40	27,105	31,723
Series B-1	15,611	—	2.40	—	—
Series C	19,071	15,657	5.04	74,204	78,912
Series C-1	19,071	—	5.04	—	—
Series D	21,603	16,663	10.50	174,315	174,967
Series D-1	21,603	2,858	10.50	30,011	30,011
Series E	20,433	18,863	10.77	202,169	203,158
Total redeemable convertible preferred stock	159,303	75,665		$517,730	$528,837
The redeemable preferred stock are classified by (i) Senior Preferred Stock, comprising of Series Seed-1A Preferred Stock, Series Seed-2A Preferred Stock, Series Seed-3A Preferred Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, and Series E Preferred Stock,

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and (ii) Junior Preferred Stock, comprising of Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock. The following summarizes the rights, preferences, and privileges of Sonder’s redeemable convertible preferred stock:
Dividends
Holders of redeemable convertible preferred stock are entitled to receive noncumulative dividends, when, as, and if declared by Sonder’s Board of Directors, and prior and in preference to any declaration or payment of dividends on any other series or class of capital stock on a pari passu basis.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sonder or “Deemed Liquidation Event” (as defined below) (collectively, a Liquidation Event):
•The Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of Sonder available for distribution to Sonder’s stockholders before any payment shall be made to the holders of the Junior Preferred Stock or Common Stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Senior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Senior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.
•After the payment of all preferential amounts required to be paid to the holders of the Senior Preferred Stock, the holders of shares of Junior Preferred Stock then outstanding are entitled to be paid out of the assets of Sonder available for distribution to its stockholders before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Junior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Junior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.
•After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Junior Preferred Stock, the remaining assets of Sonder available for distribution to its stockholders shall be distributed among the holders of common stock, pro rata based on the number of shares held by each such holder.
A Deemed Liquidation Event is defined to include (i) the merger or consolidation resulting in a disproportionate share of the shareholding before and after the consolidation or merger, (ii) the sale, lease, abandonment, transfer, exclusive license or other disposition of all or substantially all of the assets of Sonder and its subsidiaries, (iii) the sale, exchange or transfer by Sonder’s stockholders, in a single transaction or series of transactions, of 50% or more of the voting shares of Sonder or (iv) sale or exchange of shares of Sonder, the merger, reorganization, consolidation, or other business combination, pursuant to which the holders of voting securities of Sonder immediately prior to the transaction hold, immediately after such transaction, less than 50% of the voting power of the outstanding capital stock, unless the holders of at least a majority of the outstanding shares of Preferred and Special Voting Investor Series Stock elect otherwise
Classification
Sonder classifies its redeemable convertible preferred stock and exchangeable preferred shares as mezzanine equity, or outside of stockholders’ deficit, because the shares contain liquidation features that are not solely within its control.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Conversion Rights
Each share of redeemable convertible preferred stock is convertible at the option of the holder, at any time and without payment of additional consideration by the holder, into such number of common stock as is determined by dividing the original issue price for such series of preference stock by the conversion price for such series of preferred stock that is in effect at the time of the conversion as applicable to each series of preferred stock.
Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to a prospectus under applicable Canadian securities laws as amended from time to time at a price per share at least equal to one times the original issuance price of the Series D redeemable convertible preferred stock and resulting in at least $100 million, or (ii) (a) with respect to the convertible preferred stock other than the Series C and Series D redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the majority of the redeemable convertible preferred stock and Special Voting Investor Series stock, voting together as a single class, (b) with respect to the Series C redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the Series C and Special Voting Series C stock, voting together as a single class and (c) with respect to the Series D redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the Series D and Special Voting Series D stock, voting together as a single class, for each (a), (b) and (c) on an as converted basis.
Voting
Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:
Holders of Series Seed 1, Series Seed 2, Series Seed 3, Series A, Series B, Series C, Series D redeemable convertible preferred stock vote together as a single class, except for meetings at which only holders of a specified class (other than the preferred shares) or specified series of shares are entitled to vote. The holders are also entitled to certain protective provisions, which require a majority of convertible holders of preferred stock to approve, among other actions, a liquidation event, an amendment, waiver, or repeal of provisions of Sonder’s certificate of incorporation or bylaws, a change to the number of directors of the corporation, and a declaration or payment of any dividend.
Holders of Series A redeemable convertible preferred stock and Special Voting Investor Series stock, voting together as a single class, are entitled to elect three members to Sonder’s Board of Directors.
Holders of Series C redeemable convertible preferred stock and Special Voting Investor Series C stock, voting together as a single class, are entitled to elect one member to the Board of Directors and are entitled to certain protective provisions, which require a majority of holders of Series C redeemable convertible preferred stock and Special Voting Investor Series C to approve, among other actions, an amendment to Sonder’s certificate of incorporation or bylaws that adversely affects the holders of Series C redeemable convertible preferred stock, and a change in the total number of authorized shares of Series C redeemable convertible preferred stock.
Holders of Series D redeemable convertible preferred stock and Special Voting Series D stock are entitled to certain protective provisions, which require a majority of holders of Series D redeemable convertible preferred stock and Special Voting Series D stock to approve, among other actions, an amendment to Sonder’s certificate of incorporation or bylaws that adversely affect the holders of Series D redeemable convertible preferred stock and a change in the total number of authorized shares of Series D redeemable convertible preferred stock.
Holders of common stock and Special Voting Series AA stock, voting together as a single class, are entitled to elect four members to the Board of Directors.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The holders of record of the shares of common stock and Special Voting Series AA stock and of any other class or series of voting stock (including the redeemable convertible preferred stock and Special Voting Stock), exclusively and voting together as a single class on an as-if-converted to common stock or Special Voting Series AA stock basis, as applicable, shall be entitled to elect the balance of the total number of directors.
Redemption Rights
The holders of the outstanding shares of redeemable convertible preferred stock do not have redemption rights; however, as noted above, Sonder’s certificate of incorporation provides that upon any voluntary or involuntary liquidation, dissolution or winding up of Sonder or Deemed Liquidation Event such shares will be entitled to receive the applicable Liquidation Amount.
Note 13. Common stock
Sonder’s Amended and Restated Certificate of Incorporation authorizes the issuance of 352,230,628 shares, including 143,234,881 of shares of common stock. The common stock has a par value of $0.000001 per share, and each common stockholder is entitled to one vote per share. Sonder is also authorized to issue 173,803,110 shares of redeemable convertible preferred stock and 35,192,637 shares of exchangeable shares, which are not included in the number of common shares authorized. As of December 31, 2021 and 2020, Sonder has reserved the following shares of common stock for future issuance:

	December 31,
	2021	2020
Conversion of preferred stock and exchangeable shares(1)	208,995,747	194,495,747
Outstanding stock options	19,865,244	12,802,899
Options available for grant under the 2019 Equity Incentive Plan	1,859,784	3,413,074
Total common stock reserved for future issuance	230,720,775	210,711,720
__________________
(1)Includes the warrants reclassified to equity as of December 31, 2020 and those issued in connection with the 2019 Loan and Security Agreement and related amendment as of December 31, 2021 and 2020.
Equity Incentive Plans
2013 Stock Option and Grant Plan
In February 2015, Sonder adopted the 2013 Stock Option and Grant Plan (the “2013 Plan”) pursuant to which the Board of Directors may grant incentive stock options (“ISOs”) to purchase shares of Sonder’s common stock, nonstatutory stock options (“NSOs”) to purchase shares of Sonder’s common stock, restricted stock awards, unrestricted stock awards, and restricted stock units (RSUs). The 2013 Plan was subsequently amended, and no shares of common stock have been reserved for issuance. Stock options must be granted with an exercise price equal to the stock’s fair value at the date of grant. Stock options generally have a 10-year contractual term, however, we have in the past granted stock options with 6-year contractual terms. These options vest over a four-year period starting from the date specified in each agreement.
2019 Equity Incentive Plan
In December 2019, Sonder adopted the 2019 Equity Incentive Plan (the “2019 Plan”) pursuant to which the Board of Directors may grant ISOs to purchase shares of Sonder’s common stock, NSOs to purchase shares of Sonder’s common stock, restricted stock awards, unrestricted stock awards, RSUs, stock appreciation rights, performance stock units, and performance stock awards. As of December 31, 2021, the 2019 Plan reserved 1,859,784 shares of common stock for issuance. Stock options must be granted with an exercise price equal to the stock’s fair value at the date of grant. Stock options generally have a 10-year contractual term and vest over a four-year period starting from the date specified in each agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 14. Stockholders’ Deficit
Stock-based Compensation Expense
Total stock-based compensation expense is as follows (in thousands):

	Years Ended December 31,
	2021	2020
Research and development	$1,740	$1,171
General and administrative	20,839	4,336
Operations and support	2,516	1,710
Sales and marketing	152	6
Total stock-based compensation expense	$25,247	$7,223
As of December 31, 2021, there was $57.0 million of total unrecognized stock-based compensation expense related to outstanding unvested stock options expected to be recognized over a weighted-average period of 4.27 years.
Sonder recognizes only the portion of the option award granted to employees, non-employees, officers, and directors that is ultimately expected to vest as compensation expense and elects to recognize gross share-based compensation expense with forfeitures recognized as they occur.
Fair Value of Stock Options
Sonder estimates the fair value of each stock option award using the Black-Scholes-Merton option-pricing model, which utilizes the estimated fair value of Sonder’s common stock and requires the input of the following subjective assumptions:
Expected Term—The expected term for options granted to employees, officers, and directors is calculated based on Sonder’s historical pattern of option exercise behavior and the period of time they are expected to be outstanding. The expected term for options granted to consultants is determined using the remaining contractual life.
Expected Volatility—The expected volatility is based on the average volatility of similar public entities within Sonder’s peer group as Sonder’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.
Expected Dividends—The dividend assumption is based on Sonder’s historical experience. To date Sonder has not paid any dividends on its common stock.
Risk-Free Interest Rate—The risk-free interest rate used in the valuation method is the implied yield currently available on the United States treasury zero-coupon issues, with a remaining term equal to the expected life term of Sonder’s options.
The following table summarizes the key assumptions used to determine the fair value of Sonder’s stock options granted to employees, non-employees, officers, and directors:

	Years Ended December 31,
	2021	2020
Expected term (in years)	3.99 - 4.02	5.79
Expected volatility	63% - 64%	63% - 69%
Dividend yield	—%	—%
Risk-free interest rate	0.4% - 1.0%	0.4% - 1.5%
Weighted-average grant-date fair value per share	$4.54 - $6.59	$2.51 - $2.77

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock Option Activity
Option activity under Sonder’s plans was as follows (in thousands, except per share and term in years):

	Options Outstanding
	Number of Options	Weighted-Average Exercise Price per Option	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance as of December 31, 2020	12,803	$3.02	7.97	$19,219
Grants	10,765	$10.28
Exercises	(1,441)	$2.66
Forfeited	(1,594)	$9.47
Canceled	(668)	$3.18
Balance as of December 31, 2021	19,865	$7.31	8.48	$107,556
As of December 31, 2021
Options vested and exercisable	6,629	$4.26	7.25	$56,079
Options vested and expected to vest	19,865	$7.31	8.48	$107,556
The weighted-average grant-date fair value of options granted during the years ended December 31, 2021 and 2020 was $4.99 and $2.60, respectively. The total intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $14.5 million and $3.3 million, respectively.
Performance and Market-based Equity Awards
On November 15, 2019, the Sonder Board of Directors granted an award to Francis Davidson, Sonder’s CEO, for a total of 5,613,290 options, all of which Mr. Davidson fully exercised in December 2019 with a promissory note payable to Sonder in the amount of $24.6 million (the “Promissory Note”). Of the 5,613,290 total options, 2,041,197 options vest in 72 equal monthly installments starting as of October 1, 2017 (the “Service-based Options”), subject to Mr. Davidson’s continuous employment, and 3,572,093 options are performance-based (“CEO Performance Awards”), that vest as follows, subject to Mr. Davidson’s continuous employment at each such event (the “Performance Conditions”):
•1,530,897 performance awards upon an initial public offering (“IPO”) if Sonder reaches certain share price targets (the “IPO Condition”);
•1,020,598 performance awards upon a qualified financing at certain valuation milestones (the “Qualified Financing Condition”); and
•1,020,598 performance awards upon Sonder achieving a certain market capitalization milestone (the “Market Capitalization Condition”).
The fair value of the 2,041,197 Service-based Options was estimated using the Black-Scholes-Merton pricing model. The grant date fair value of the Service-based Options was $3.2 million and is recognized on a straight-line basis over the term of the award. There was $11.6 million expense recognized for the CEO Performance Awards during the year ended December 31, 2021 and no expense was recognized in the year ended December 31, 2020, as it was not deemed probable that the Performance Conditions would be achieved.
The Promissory Note for $24.6 million represents the aggregate exercise price for the 5,613,290 options that were exercised by Mr. Davidson. The Promissory Note bears interest at the rate of 2.00% per annum, compounding semiannually. The principal amounts and accrued interest are due upon the earlier of: (i) four years after the issuance, or on December 1, 2023, (ii) the transfer or sale of the shares by the employee without approval by Sonder, or (iii) an initial public offering or an acquisition of Sonder by a public company. The Promissory Note was secured by the shares issued upon exercise of the award and in exchange for the note. While the Promissory Note is full

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
recourse, it is considered to be non-recourse for accounting purposes and thus was not recorded in the consolidated balance sheets as a receivable. As of December 31, 2021 and 2020, the aggregate borrowings outstanding under the Promissory Note, including interest, were $25.7 million and $25.2 million, respectively. The aggregate outstanding principal amount and interest under the Promissory Note shall be repaid in full prior to the consummation of the Business Combination (Refer to Note 18. Subsequent events for the repayment of the Promissory Note following the Business Combination).
In the three months ended March 31, 2021, the CEO Performance Awards were modified to accelerate the vesting of the IPO Condition and the Qualified Financing Condition because the Sonder Board desired to reward Mr. Davidson in leading Sonder to perform above expectations given the worsened business conditions brought about by the unexpected COVID-19 pandemic, especially in the hospitality sector, and at the same time, engaging Sonder in potential strategic transactions valuing Sonder at increased valuations. While the vesting of the options under the Market Capitalization Condition were not accelerated by the Sonder Board, the Sonder Board approved a resolution clarifying that the Market Capitalization Condition would be eligible to vest in connection with a business combination with a special purpose acquisition company that otherwise achieves the applicable Market Capitalization Condition using an equivalent share price rather than the market capitalization. In the year ended December 31, 2021, Sonder recognized $11.6 million in stock-based compensation expense related to the acceleration of this vesting of the IPO Condition and the Qualified Financing Condition.
The modification-date fair value of the CEO Performance Awards was estimated using a Monte Carlo simulation. The Monte Carlo simulation utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include Sonder’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. Sonder recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved. The modification-date fair value of the CEO Performance Awards as determined using the Monte Carlo simulation on the modification date was $3.0 million.
Note 15. Income taxes
Sonder recorded an income tax provision of approximately $0.2 million and $0.3 million for the years ended December 31, 2021 and 2020. The income tax provision for the years ended December 31, 2021 and 2020 were primarily due to state and foreign income tax expense and consisted of the following (in thousands):

	December 31,
	2021	2020
Current
State	$113	$104
Foreign	129	219
Total provision for income taxes	$242	$323

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31,
	2021	2020
Deferred
State	$—	$—
Foreign	—	—
Total provision for income taxes	$—	$—
Loss before provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2021	2020
United States	($261,852)	($148,332)
Foreign	(32,293)	(101,661)
Total loss before provision for income taxes	($294,145)	($249,993)
A reconciliation of amounts computed by applying the U.S. federal statutory income tax rate to loss before income taxes to total income tax expense is as follows (in thousands):

	Years Ended December 31,
	2021	2020
Income tax at U.S. statutory rate of 21%	$(61,771)	$(52,499)
Foreign tax rate differential	(7,645)	(889)
State income taxes (net of federal benefit)	89	(8,553)
Tax credits	(1,753)	(1,214)
Stock-based compensation	1,389	66
Convertible debt instruments	5,399	—
Capital loss	(9,640)	—
Non-deductible expenses and other, net	(2,362)	220
Change in valuation allowance	76,536	63,192
Total provision for income taxes	$242	$323
The components of Sonder’s net deferred tax assets and liabilities were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss and capital loss carryforwards	$152,091	$85,972
Credit carryforwards	4,936	2,239
Accrued expenses and reserves	1,492	847
Deferred revenue	6,245	2,520
Deferred rent	9,128	4,747
Fixed and intangible assets	17,870	18,564
Other	13,781	7,131
Gross deferred tax assets	205,543	122,020
Valuation allowance	(205,543)	(122,020)
Total deferred tax assets	$—	$—
Realization of the deferred tax assets is dependent upon future taxable income, the amount and timing of which is uncertain. Accordingly, the federal, state, and foreign gross deferred tax assets have been fully offset by a

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
valuation allowance. The valuation allowance increased by approximately $83.5 million and $63.2 million during the years ended December 31, 2021 and 2020, respectively.
As of December 31, 2021, Sonder had tax net operating loss carryforwards for federal, state and foreign purposes and capital loss carryforwards for federal purposes of approximately $414.8 million, $389.6 million, $120.6 million, and $62.0 million, respectively, and as of December 31, 2020, it had tax net operating loss carryforwards for federal, state and foreign purposes of approximately $262.7 million, $239.9 million, and $87.0 million, respectively.
Of the federal net operating loss carryforwards, $11.0 million will begin to expire in 2035, and $403.8 million will carry forward indefinitely. The state and foreign net operating loss carryforwards will begin to expire in 2027.
Utilization of the net operating loss carryforwards and credits will be subject to an annual limitation due to the ownership change limitations provided by the U.S. Tax Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.
Sonder’s ability to utilize its federal and state net operating loss and tax credit carryforwards may be subject to limitations if it incurs a Section 382 ownership change. A Section 382 ownership change generally occurs when there is a greater than 50% shift in ownership amongst 5% or greater shareholders (or shareholder groups) over a three year period. Although Sonder is not currently utilizing its federal or state tax carryforwards, it believes existing ownership changes and potential future ownership changes may impact its annual utilization of a portion of these attributes. Sonder has undertaken a Section 382 study and has identified that $94.9 million of net operating losses are subject to limitation.
As of December 31, 2021, Sonder had R&D Credit carryforwards for federal and state purposes of approximately $3.9 million and $2.2 million, respectively. The federal R&D Credit carryforwards will begin to expire in 2037. The state R&D Credit carryforwards will carryforward indefinitely.
Uncertain Tax Positions
Sonder has adopted authoritative guidance, which prescribes a recognition threshold and measurement attribute for the consolidated financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in its income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2021	2020
Beginning unrecognized tax benefits	$683	$—
Addition to tax positions related to prior years	417	383
Addition to tax positions related to current year	253	300
Ending unrecognized tax benefits	$1,353	$683
Sonder files income tax returns in U.S. federal, various states and international jurisdictions. All periods since inception are subject to examination by U.S. federal, state and foreign authorities, where applicable. There are currently no pending income tax examinations.
Recognition of the unrecognized tax benefits would not have an impact on the effective tax because they would be offset by the reversal of related deferred tax assets which are subject to a full valuation allowance. Sonder does not anticipate any significant change in Sonder’s uncertain tax positions within 12 months of this date.
Sonder’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on Sonder’s consolidated balance sheets. To date, Sonder has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16. Net Loss Per Common Share
Sonder’s Amended and Restated Certificate of Incorporation authorizes the issuance of 143,234,881 shares of common stock. The common stock has a par value of $0.000001 per share, and each common stockholder is entitled to one vote per share.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture. Diluted net loss is computed by giving effect to all potential shares of common stock, including stock options, warrants, redeemable convertible preferred stock, and exchangeable shares prior to becoming a public company, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following table sets forth the computation of historical basic and diluted net loss per share (in thousands, except per share amounts):

	Years Ended December 31,
	2021	2020
Numerator
Net Loss	$(294,387)	$(250,316)
Denominator
Weighted-average common shares used in computing basic and diluted net loss per share	8,011,660	6,261,247
Net loss per share, basic and diluted	$(36.74)	$(39.98)
The following potential common shares outstanding were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive:

	Years Ended December 31,
	2021	2020
Options to purchase common stock	19,865,244	12,802,899
Common stock subject to repurchase or forfeiture	1,656,613	4,562,207
Redeemable convertible preferred stock(1)	75,767,082	75,664,679
Exchangeable shares	21,991,418	22,017,113
Total common stock equivalents	119,280,357	115,046,898
__________________
(1)Includes the warrants reclassified to equity as of December 31, 2021 and those issued in connection with the 2018 Loan and Security Agreement and related amendment as of December 31, 2021 and 2020.
Note 17. Related party transactions
Francis Davidson Promissory Note
In November 2019, Sonder granted Mr. Davidson, its CEO, the ability to purchase 5,613,290 shares of common stock for an aggregate exercise price of $24.6 million, all of which Mr. Davison exercised in December 2019 with a full recourse promissory note payable to Sonder. As of December 31, 2021 and 2020, the aggregate borrowings outstanding under the note, including interest, were $25.7 million and $25.2 million, respectively. The aggregate outstanding principal amount and interest under the loan were payable in full prior to the consummation of the Business Combination. Refer to Note 14. Stockholders’ Deficit and Note 18. Subsequent events for details.
2021 Convertible Promissory Notes
In March 2021, Sonder issued the Sonder Convertible Notes in an aggregate principal amount of $165.0 million to certain investors in exchange for Sonder’s agreement to issue the investors shares of its capital stock upon the occurrence of certain events described in the Note Purchase Agreement dated March 12, 2021. As of December 31,

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2021, Sonder’s investors and their affiliates held $43.3 million of the Sonder Convertible Notes. The Sonder Convertible Notes automatically converted into shares of Sonder Common Stock immediately prior to the consummation of the Business Combination. See Note 7. Debt and Note 18. Subsequent events for details of the transaction.
Note 18. Subsequent events
Sonder has evaluated subsequent events through March 28, 2022, the date the consolidated financial statements were filed with the SEC and did not identify any transactions that require adjustment to, or disclosure in, the accompanying consolidated financial statements, except as noted below.
Closing of the Business Combination
On January 18, 2022 (the “Closing Date”), Sonder consummated the previously announced Business Combination pursuant to the Agreement and Plan of Merger, dated as of April 29, 2021 (as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 27, 2021), by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”) and a direct, wholly-owned subsidiary of Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), and Sonder Operating Inc., a Delaware corporation formerly known as Sonder Holdings Inc. (“Legacy Sonder”).
Pursuant to the Merger Agreement, (i) First Merger Sub merged with and into Legacy Sonder, with Legacy Sonder continuing as the surviving corporation (the “First Merger”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Sonder merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the First Merger, Second Merger Sub owned 100% of the outstanding capital stock of Legacy Sonder as the surviving corporation of the First Merger and each share of capital stock of Legacy Sonder was cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement. As a result of the Second Merger, the Company following the Business Combination owns 100% of the outstanding interests in the surviving entity of the Second Merger (the “Surviving Entity”).
The aggregate merger consideration (excluding any Earn Out Shares (as defined below)) paid to securityholders of Legacy Sonder as of immediately prior to the effective time of the First Merger (the “Legacy Sonder Securityholders”) in connection with the Business Combination was approximately 190,160,300 shares of the Company’s Common Stock (the “Common Stock”, which term (a) with reference to the Company prior to the Business Combination and the effectiveness of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), means the Class A Stock and the Class F Stock, and (b) with reference to the Company from and after the effectiveness of the Amended and Restated Certificate of Incorporation and the conversion of the Class F Stock in accordance with the Amended and Restated Certificate of Incorporation, means the Common Stock, par value $0.0001 per share, of the Company). Certain of these shares of Common Stock were reserved for issuance upon (a) the exercise of Rollover Options (as defined below) and (b) the exchange of the Post-Combination Canada Exchangeable Common Shares (as defined below) corresponding to shares of Post-Combination Company Special Voting Common Stock (as defined below) issued in the Business Combination.
Pursuant to the Merger Agreement:
•holders of existing shares of Common Stock of Legacy Sonder, par value $0.000001 per share (“Legacy Sonder Common Stock”) (following the conversion of each issued and outstanding share of Legacy Sonder’s preferred stock and the convertible promissory notes issued by Legacy Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended, into shares of Legacy Sonder Common Stock prior to the effective time of the First Merger), received approximately 140,544,052 shares of the Company’s Common Stock, pursuant to the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock held;

•holders of existing shares of Special Voting Series AA Common Stock, par value $0.000001 per share (the “Legacy Sonder Special Voting Common Stock”), received approximately 32,296,539 shares of the newly created Post-Combination Company Special Voting Common Stock, par value $0.0001 per share (the “Post-Combination Company Special Voting Common Stock” and, together with the Company’s Common Stock, the “Post-Combination Company Stock”), pursuant to the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Special Voting Common Stock held;
•holders of Series AA Common Exchangeable Preferred Shares (the “Legacy Sonder Canada Exchangeable Common Shares”) of Sonder Canada Inc., a corporation existing under the laws of the province of Québec (“Legacy Sonder Canada”) received a new series of the same class of virtually identical Legacy Sonder Canada Exchangeable Common Shares (the “Post-Combination Canada Exchangeable Common Shares”) whose terms provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Closing Date, and (b) that such Post-Combination Canada Exchangeable Shares shall be exchangeable for Common Stock upon the completion of the Business Combination; and
•holders of options to purchase Legacy Sonder Common Stock (the “Legacy Sonder Stock Options”) received options to acquire approximately 30,535,549 shares of Company’s Common Stock (the “Rollover Options”), pursuant to the Option Exchange Ratio of 1.5444 shares for each share of Legacy Sonder Stock Options held.
Following the closing of the Business Combination, the Company owned all of the issued and outstanding equity interests in Legacy Sonder and its subsidiaries, and the Legacy Sonder Securityholders held approximately 79.7% of the Company. Following the closing of the Business Combination, the Company’s Common Stock and the Company’s Public Warrants (as defined below) began trading on the Nasdaq Global Select Market under the symbols “SOND” and “SONDW,” respectively.
In addition to the consideration paid at the closing of the Business Combination, holders of Legacy Sonder Common Stock, Legacy Sonder Canada Exchangeable Common Shares and warrants of Legacy Sonder immediately prior to the effective time of the Business Combination may receive their pro rata share of up to an aggregate of 14,500,000 additional shares of Common Stock (the “Earn Out Shares”) as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement.
The Business Combination was viewed as an acquisition of control of Legacy Sonder’s stock for tax purposes. As a result, the foreign capital loss carryforwards available to Legacy Sonder as of December 31, 2021 expired, and Sonder is no longer eligible to utilize these carryforwards in future periods.
Option awards granted to the CEO, including the CEO Performance Awards, that are eligible to vest in connection with the Business Combination that otherwise achieves the applicable market conditions were estimated using a Monte Carlo simulation. The fair value of the option awards using the Monte Carlos simulation was $5.5 million, which is to be recognized over the requisite service periods.
Closing of PIPE Investments
Pursuant to subscription agreements entered into in connection with the Merger Agreement (the “Existing Subscription Agreements”), certain investors agreed to subscribe for an aggregate of 20,000,000 newly issued shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of $10.00 per share, or an aggregate of approximately $200 million (the “Existing PIPE Investment”). In addition, pursuant to subscription agreements entered into in connection with Amendment No.1, certain investors agreed to subscribe for an additional 11,507,074 newly issued shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of for $8.89 per share, or an aggregate of approximately $102.3 million (the “New PIPE Investment”). In addition, concurrently with the execution of Amendment No. 1, the Company entered into a subscription agreement with Gores Metropoulos Sponsor II, LLC (the “Sponsor”) whereby the Sponsor separately agreed to purchase an additional 709,711 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in a private placement for $10.00, or an aggregate of approximately $7.1 million (the “Additional Sponsor PIPE Commitment” and, together with the Existing PIPE Investment and the New PIPE Investment, the “PIPE Investment”). At the Closing, the Company consummated the PIPE Investment.
Delayed Draw Note Purchase Agreement
On December 10, 2021, Sonder entered into a Note and Warrant Purchase Agreement with certain PIPE Investors (the “Purchasers”) for the sale of delayed draw notes (the “Delayed Draw Notes”) to be available to Sonder following the completion of the Business Combination. The agreement also provided that the Purchasers will be issued warrants to purchase shares of Common Stock in connection with the transaction. In January 2022, Sonder drew down on $165 million in Delayed Draw Notes and issued warrants to purchase 2,475,000 shares of Common Stock to the Purchasers.
2021 Convertible Promissory Notes
In January 2022, upon the Closing of the Business Combination, the outstanding principal and accrued and unpaid interest of the Convertible Promissory Notes were automatically converted into Sonder’s 12,242,973 shares of common stock.
2018 Loan and Security Agreement
In January 2022, Sonder paid down $24.5 million outstanding principal of the 2018 Loan and Security Agreement and $2.5 million in end of term payments at the Closing of the Business Combination. Sonder also recognized $0.6 million of early termination fees, $0.4 million of the write down of deferred financing charges and $0.2 million of interest expense.
Francis Davidson Promissory Note
On January 14, 2022, Mr. Davidson repaid in full the Promissory Note issued in December 2019 by selling to Sonder 1,855,938 shares of Sonder’s common stock at a repurchase price of $13.85 per share, which was equal to the fair value of a share of Sonder’s common stock as of the repurchase date, for a total aggregate repurchase price of $25.7 million. The repurchase price was offset against and extinguished in full Mr. Davidson’s obligations under the Promissory Note, including the outstanding principal and accrued interest.